Exhibit 99.1

October 28, 2005

Re:	Third Quarter 2005 Wells Limited Partnership Account Summary and Fact Sheets

Dear Financial Representative:

We have enclosed for your reference the following documents related to the third quarter Wells limited partnership mailing to investors on November 1, 2005:

•	A copy of the investor cover letter

•	A sample Consolidated Partnership Distribution Summary of any operating distributions (quarterly amounts paid out of net cash flow from operations), NSP distributions (net proceeds from sales of properties), and withholdings deducted during the third quarter

•	A sample investor Partnership Account Details sheet of all account activity for the quarter

•	Third quarter 2005 L.P. Fact Sheet for each fund in which your clients are invested

•	A list of your clients participating in Wells limited partnerships, including the type of interest they hold, number of units held, and contact information

Note that in an effort to increase efficiencies and reduce costs borne by the partnerships, we have combined the account summary and distribution check mailings into one mailing, effective immediately.

Also, investors in Wells Funds III, IV, VI, VII, VIII, IX, X, XI, XII, and XIII will receive a net sale proceeds (NSP) distribution this quarter, as announced in our letter dated August 12, 2005.

Should you have any questions regarding these materials, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to clientservices@wellsref.com.

Thank you for your continued support of Wells Real Estate Funds.

Enthusiastically,

/s/ Stephen G. Franklin
Stephen G. Franklin, Ph.D.
Chief of Sales and New Business Development Officer

Enclosures